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                                 Exhibit 12.1

                               AmeriCredit Corp.

                      Statement Re Computation of Ratios
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

                                                                                                  Six Months Ended
                                      Years Ended June 30,                                          December 31,
                        -----------------------------------------------------------------       ---------------------
                           1992          1993          1994          1995         1996            1995        1996
                        ---------      ---------    ---------      ---------    ---------       ---------   ---------
Earnings:

  Income (Loss)
     before income
     taxes               ($23,257)     ($19,366)     $5,065         $10,018      $34,256         $12,768      $28,080

Interest expense              322           221         168           4,015       13,129           6,682        6,612
                         --------      --------      ------         -------      -------         -------      -------

  Total                  ($22,935)     ($19,145)     $5,233         $14,033      $47,385         $19,630      $34,692
                         ========      ========      ======         =======      =======         =======      =======

Fixed Charges:

  Interest expense       $    322       $   221      $  168         $ 4,015      $13,129         $ 6,862      $ 6,612
                         --------      --------      ------         -------      -------         -------      -------

Ratio of Earnings to
  Fixed Charges             (71.2)        (86.6)       31.2             3.5          3.6             2.9          5.3
                         --------      --------      ------         -------      -------         -------      -------

Deficit                  ($23,257)     ($19,366)
                         --------      --------
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